Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statements on Form S-3 (File No. 333-120188) and Forms S-8 (File Nos. 333-124757, 333-92255, 33-34996, 333-04223, 333-72737, 33-64764, 333-60586 and 333-121397) of Pope & Talbot, Inc. and subsidiaries of our report dated April 15, 2005 (except for Note 12, which is as at April 25, 2005), relating to the financial statements of the Fort St. James Sawmill Business Unit of Canadian Forest Products, Ltd., which report appears in the Current Report on Form 8-K/A Amendment No. 1 of Pope & Talbot, Inc.

/s/    PricewaterhouseCoopers LLP

Vancouver, Canada

July 6, 2005